EXECUTION COPY





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                     MEMBERSHIP INTERESTS PURCHASE AGREEMENT

                                     BETWEEN

                             ENTRECAP FINANCIAL LLC

                                       AND

                                  CAPLEASE, LP


                           DATED AS OF MARCH 14, 2007

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                                     - iii -



                                TABLE OF CONTENTS


ARTICLE I Purchase and Sale of Interests.......................................1
     Section 1.1.          Purchase and Sale of Interests......................1

ARTICLE II Purchase Price  2
     Section 2.1.          Purchase Price......................................2
     Section 2.2.          Payment of Purchase Price...........................2

ARTICLE III Closing 3
     Section 3.1.          Closing Date........................................3
     Section 3.2.          Apportionments......................................3
     Section 3.3.          Closing Deliveries..................................4
     Section 3.4.          Transfer Taxes and Transaction Costs................5
     Section 3.5.          Default by Purchaser................................5
     Section 3.6.          Default by Seller...................................6
     Section 3.7.          Closing of Books....................................7

ARTICLE IV Representations and Warranties of Seller............................7
     Section 4.1.          Representations.....................................7
     Section 4.2.          Seller's Knowledge.................................10
     Section 4.3.          Condemnation.......................................10
     Section 4.4.          Casualty...........................................10
     Section 4.5.          Leases and Debt Instruments........................11
     Section 4.6.          Environmental Matters..............................11
     Section 4.7.          Absence of Bankruptcy..............................11
     Section 4.8.          Taxes..............................................11
     Section 4.9.          Insurance..........................................12
     Section 4.10.         Brokers............................................12
     Section 4.11.         Disclaimer of Certain Warranties...................12
     Section 4.12.         Condition of the Properties; Representations.......12

ARTICLE V Representations and Warranties of Purchaser.........................14
     Section 5.1.          Organization and Standing..........................14
     Section 5.2.          Authorization, Validity and Execution..............14
     Section 5.3.          Consents and Approvals; No Violation...............14
     Section 5.4.          Securities Law Representations.....................14
     Section 5.5.          Availability of Funds..............................15
     Section 5.6.          Single Purpose Entity; Guarantor...................15
     Section 5.7.          Litigation.........................................16
     Section 5.8.          Miscellaneous......................................16

ARTICLE VI Certain Agreements.................................................17
     Section 6.1.          Conduct of Business................................17
     Section 6.2.          Access.............................................18
     Section 6.3.          Confidentiality....................................18
     Section 6.4.          Directors' and Officers' Indemnification...........19


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     Section 6.5.          Further Assurances.................................19
     Section 6.6.          Publicity..........................................19
     Section 6.7.          Retention of Records...............................19
     Section 6.8.          Change of Name of Company Following the Closing....20
     Section 6.9.          No Implied Representations and Warranties..........20
     Section 6.10.         Third Party Notices and Consents...................20
     Section 6.11.         Tenant Estoppels...................................21
     Section 6.12.         Lender Estoppels...................................21
     Section 6.13.         Special Provisions Regarding Prefco II Limited
                                Partnership...................................22

ARTICLE VII Conditions to Closing.............................................22
     Section 7.1.          Conditions to Purchaser's Obligations..............22
     Section 7.2.          Conditions to Seller's Obligations.................23

ARTICLE VIII Survival and Indemnification.....................................23
     Section 8.1.          Survival of Representations........................23
     Section 8.2.          Indemnification by Seller..........................23
     Section 8.3.          Indemnification by Purchaser.......................24
     Section 8.4.          Limits on Indemnification..........................24
     Section 8.5.          Procedure for Indemnification......................25
     Section 8.6.          Exclusive Remedy...................................26

ARTICLE IX Termination     26
     Section 9.1.          Termination........................................26
     Section 9.2.          Effect of Termination..............................27

ARTICLE X Miscellaneous    27
     Section 10.1.         Governing Law; Consent to Jurisdiction.............27
     Section 10.2.         Waiver of Jury Trial...............................27
     Section 10.3.         Notices............................................27
     Section 10.4.         Entire Agreement; Amendment........................28
     Section 10.5.         Parties in Interest................................28
     Section 10.6.         Interpretation.....................................29
     Section 10.7.         Certain Definitions................................29
     Section 10.8.         Disclosure Schedules...............................31
     Section 10.9.         Waiver.............................................31
     Section 10.10.        Severability.......................................31
     Section 10.11.        Counterparts; Delivery by Facsimile................31
     Section 10.13.        Further Assurances.................................32
     Section 10.14.        Third Party Beneficiary............................32
     Section 10.15.        Exculpation........................................32

                                     - ii -

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Exhibits

Exhibit A         The Subsidiaries
Exhibit B         The Properties
Exhibit C         Escrow Agent Wiring Instructions
Exhibit D         Assignment of Interests
Exhibit E         Form of Tenant Estoppel
Exhibit F         Form of Lender Estoppel

Schedules

Schedule 4.1(a)            Organizational Documents
Schedule 4.1(b)            Capital Structure of Acquired Companies
Schedule 4.5(a)            Leases, Debt Instruments, and Material Agreements
Schedule 4.6               Environmental Reports

                     MEMBERSHIP INTERESTS PURCHASE AGREEMENT

      This MEMBERSHIP INTERESTS PURCHASE AGREEMENT (this "Agreement"), dated as of March 14, 2007, is made by and between ENTRECAP FINANCIAL LLC, a Delaware limited liability company ("Seller"), successor by conversion to limited liability company status of EntreCap Financial Corporation, a Delaware corporation, (f/k/a Pitney Bowes Credit Corporation) and CAPLEASE, LP, a Delaware limited partnership ("Purchaser").

                                    RECITALS

      WHEREAS, Seller is the owner and holder of all of the limited liability interests in ENTRECAP REAL ESTATE LLC, a Delaware limited liability company (the "Company");

      WHEREAS, the Company owns, directly or indirectly, and controls all of the partnership interests, stock interests and limited liability company interests in and to the limited partnerships, corporations and limited liability companies set forth on Exhibit A hereto (individually a "Subsidiary" and collectively the "Subsidiaries"; the partnership, stock and limited liability company interests in the Company and the Subsidiaries being referred to below as the "Interests");

      WHEREAS, the Company and the Subsidiaries are engaged solely in the business of owning and leasing the real estate assets set forth and described on Exhibit B hereto (the "Properties"), and Seller, through its ownership of the Interests, owns and holds the beneficial ownership of the Properties;

      WHEREAS, on the terms and subject to the conditions set forth herein, Seller has agreed to sell, assign and transfer to Purchaser, and Purchaser has agreed to purchase from Seller, all of Seller's right, title and interest in and to the Interests and the Properties;

      NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I

                         PURCHASE AND SALE OF INTERESTS

      Section 1.1. PURCHASE AND SALE OF INTERESTS. On the terms and subject to the conditions set forth herein, Seller agrees to sell, assign, transfer and convey to Purchaser, and Purchaser agrees to purchase, acquire and accept from Seller, all of the right, title and interest of Seller in and to the Interests.

                                   ARTICLE II

                                 PURCHASE PRICE

      Section 2.1. PURCHASE PRICE. The aggregate consideration to be paid by Purchaser to Seller in consideration of the Interests (the "Purchase Price") is THREE HUNDRED SIXTY-FOUR MILLION FOUR HUNDRED THOUSAND AND NO/100 DOLLARS ($364,400,000.00), payable as follows:

            (i) Twenty Million and No/100 Dollars ($20,000,000.00), by payment of the "Deposit" (as defined below) pursuant to Sections 2.2(a) and (c) hereof;

            (ii) Taking title to the Interests with the properties being encumbered by, and subject to, existing mortgage indebtedness, which as of the date of closing is estimated to be in the aggregate principal amount of $172,316,859.00; and

            (iii) The balance of the Purchase Price in cash at the Closing, in the amount of $172,083,141.00. To the extent that the balance of the existing mortgage indebtedness is greater or less than the amount set forth in clause
(ii) above, the balance of the Purchase Price payable in cash at the Closing shall be decreased or increased accordingly.

      Section 2.2. PAYMENT OF PURCHASE PRICE. (a) Not later than the Business Day following the execution of this Agreement by the parties, Seller and Purchaser shall enter into a separate escrow agreement with First American Title Insurance Company of New York as escrow agent (the "Escrow Agent"), and Purchaser shall either deliver to Escrow Agent a bank check issued by a bank which is a member of the New York Clearing House Association in the amount of Five Million Dollars ($5,000,000.00), payable to the order of "First American Title Insurance Company, as Escrow Agent" or transfer by a wire transfer of immediately available federal funds the amount of Five Million Dollars ($5,000,000.00) to the escrow account established by Escrow Agent, pursuant to the wire instructions set forth on Exhibit C (the deposit which made pursuant to this subsection (a) and the additional deposit made pursuant to subsection (c) below being referred to as the "Deposit").

         (b) For a period of twenty-four (24) days following the date of this Agreement (the "Inspection Period"), Purchaser shall have the right to conduct such due diligence with respect to the Properties, the Company and the Subsidiaries as Purchaser deems appropriate, including the right to conduct such inspections at the Properties as it may elect to perform, provided that such inspections are permitted under the terms of applicable leases and do not disturb or in any way disrupt the occupancy or operations of tenants at the Properties. Seller shall deliver to Purchaser or its representatives, promptly upon request, all documents in Seller's possession regarding the Properties, the Company or the Subsidiaries as Purchaser may reasonably request, including tax returns relating to the Properties, the Company or the Subsidiaries. In the event that Purchaser is not satisfied with the results of its inspections, then Purchaser, at its sole discretion, may terminate this Agreement by notice given to Seller no later than the expiration of the Inspection Period. If Purchaser has not so notified Seller of Purchaser's election to terminate this Agreement under this Section 2.2(b) upon the expiration of the Inspection Period, then the option to terminate the Agreement under this Section 2.2(b) shall be null and void and of no further effect. Time is of the essence as to Purchaser's obligations under this paragraph (b).

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         (c) Not later than the Business Day following the expiration of the
Inspection Period, Purchaser shall either deliver to Escrow Agent, an unendorsed bank check issued by a bank which is a member of the New York Clearing House Association in the amount of Fifteen Million Dollars ($15,000,000.00) payable directly to the order of "First American Title Insurance Company, as Escrow Agent" or wire transfer in immediately available federal funds the amount of Fifteen Million Dollars ($15,000,000.00) to the escrow account of Escrow Agent in accordance with the wire instructions set forth on Exhibit C. Time is of the essence as to Purchaser's obligations under this paragraph (c).

         (d) At the Closing, Seller shall be entitled to retain the Deposit (together with all interest accrued thereon) and Purchaser shall deliver the balance of the Purchase Price (i.e., the cash portion of the Purchase Price less the Deposit) to Seller.

         (e) All monies payable by Purchaser under this Agreement, unless otherwise specified in this Agreement, shall be paid by Purchaser causing said amount to be wire transferred in immediately available federal funds for credit to such bank account or accounts, and divided into such amounts as may be required to consummate the transactions contemplated by this Agreement.

         (f) In the event that Purchaser fails to make the required payment of the additional portion of the Deposit, pursuant to paragraph (c) above, then such failure shall constitute a default hereunder, and Seller shall be entitled to retain, as its sole and exclusive remedy, the Deposit paid pursuant to paragraph (a) above plus all interest earned thereon.

                                  ARTICLE III

                                     CLOSING

      Section 3.1. CLOSING DATE. The closing of the transactions contemplated hereby (the "Closing") will take place at 10:00 a.m., Eastern Time, at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York, on the fourth (4th) Business Day following the expiration of the Inspection Period. The date on which the Closing occurs is referred to herein as the "Closing Date".

      Section 3.2. APPORTIONMENTS. The parties agree that there will be no prorations or apportionments as of the Closing Date, other than prorations for franchise, income and similar taxes (which will be prorated at Closing). The provisions of this Section 3.2 shall survive the Closing.

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      Section 3.3. CLOSING DELIVERIES.

         (a) BY SELLER. At the Closing, Seller will deliver to Purchaser the following:

            (i) title to the Interests effected in the manner specified in the limited liability agreement of the Company, pursuant to an Assignment from Seller to Purchaser in the form set forth as Exhibit D;

            (ii) to the extent any Interests have been certificated, the original certificate evidencing such Interest, duly endorsed on such certificate (or by separate stock power) to Purchaser;

            (iii) a certificate executed by the corporate secretary or an assistant secretary of Seller certifying as of the Closing Date as to the resolution of the Board of Directors of Seller authorizing the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby;

            (iv) certificates, if any, of the appropriate Governmental Authorities certifying the good standing of Seller and the Subsidiaries organized under the laws of one of the United States;

            (v) resignations and releases effective as of the Closing Date of the directors and officers of the Company and the Subsidiaries;

            (vi) originals or, if unavailable, photocopies of the Leases then in effect to the extent in Seller's possession or control;

            (vii) amended limited liability company certificates of formation, limited partnership certificates or articles of incorporation to the extent required by applicable law with any Secretary of State in connection with the transfer of the Interests;

            (viii) originals or, if unavailable, photocopies of all other documents listed or referred to in this Agreement, or in the Exhibits or Schedules hereto, concerning the Company, the Subsidiaries and the Properties, to the extent that such documents are in Seller's possession or control; and

            (ix) a duly executed certification stating that Seller is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code of 1986.

         (b) BY PURCHASER. At the Closing, Purchaser will deliver to Seller:

            (i) the Purchase Price, as provided in Section 2.2;

            (ii) a certificate executed by an officer of Purchaser to the effect that the conditions specified in clauses (a) and (b) of Section 7.2 have been satisfied;

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

            (iii) a certificate executed by the corporate secretary or an assistant secretary of Purchaser certifying as of the Closing Date (A) a true and complete copy of the certificate of incorporation of Purchaser, (B) a true and complete copy of the bylaws of Purchaser, (C) a true and complete copy of the resolutions of the board of directors of Purchaser authorizing the execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated by this Agreement and (D) incumbency matters;

            (iv) certificates, if any, of the appropriate Governmental Authorities certifying the good standing of Purchaser in its state or jurisdiction of incorporation; and

            (v) where required by the terms of any of the Leases or Debt Instruments, proof that Purchaser or a guarantor furnished by Purchaser has the requisite financial net worth to succeed Seller as beneficial owner of the Leases and the Properties.

      Section 3.4. TRANSFER TAXES AND TRANSACTION COSTS.

         (a) Seller shall be responsible for (i) the costs of its legal counsel, advisors and other professionals employed by it in connection with the transactions contemplated by this Agreement; (ii) any fees, costs or expenses, including [assumption and] legal fees, of any lender under any Debt Instrument or any lessee under any Lease payable by Seller or Purchaser in connection with the transactions contemplated by this Agreement, and any such fees, costs or expenses accruing prior to the date hereof, and (iii) any sales, use or real property transfer taxes, recording fees, gain taxes, stock transfer taxes or fees and all other similar taxes and fees (collectively "Transfer Taxes").

         (b) Except as otherwise provided above, Purchaser shall be responsible for (i) the costs and expenses associated with its due diligence, (ii) the costs and expenses of its legal counsel, advisors and other professionals employed by it in connection with the transactions contemplated by this Agreement, (iii) all premiums and fees for title examination and title insurance obtained and all related charges and survey costs in connection therewith, (iv) all costs and expenses incurred in connection with any new financing obtained by Purchaser, including without limitation, loan fees, mortgage recording taxes, financing costs and lender's legal fees and (v) any recording fees, other than as set forth in paragraph (a) of this Section 3.4, for documentation to be recorded in connection with the transactions contemplated by this Agreement.

         (c) The provisions of this Section 3.4 shall survive the Closing.

      Section 3.5. DEFAULT BY PURCHASER. (a) If (i) Purchaser shall default in the payment of the Purchase Price or in the performance of any of its other obligations to be performed on the Closing Date, or (ii) Purchaser shall default in the performance of any of its material obligations to be performed prior to the Closing Date and, with respect to any default under this clause (ii) only, such default shall continue for five (5) Business Days after notice to Purchaser, Seller's sole remedy by reason thereof shall be to terminate this Agreement, and upon such termination Seller shall be entitled to retain the Deposit (and all interest earned thereon) as liquidated damages for Purchaser's default hereunder, it being agreed that the damages by reason of Purchaser's default are difficult, if not impossible, to ascertain, and thereafter Purchaser and Seller shall have no further rights or obligations under this Agreement except for those that are expressly provided in this Agreement to survive the termination hereof. If Seller terminates this Agreement pursuant to a right given to it hereunder and Purchaser takes any action which interferes with Seller's ability to sell, exchange, transfer, lease, dispose of or finance any Property or Interests or take any other actions with respect thereto (including, without limitation, the filing by Purchaser of any lis pendens or other form of attachment against any Property or Interest), then Purchaser (and any permitted assignee of Purchaser's interest hereunder) and shall be liable for all losses, costs, damages, liabilities or expenses (including, without limitation, reasonable attorneys' fees, court costs and disbursements but not consequential damages), as determined by a final non-appealable judgment of court of competent jurisdiction to have been incurred by Seller by reason of such action by Purchaser. Notwithstanding the foregoing, none of the foregoing provisions regarding liquidated damages or the provisions of the preceding sentence shall be deemed to reduce or waive in any respect the additional obligations of Purchaser to indemnify Seller after the Closing Date as provided in Section 8.3 of this Agreement. The provisions of this Section 3.5 shall survive the termination hereof.

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

         (b) If Purchaser is unable to timely satisfy (and Seller has not waived in writing) the conditions precedent to Seller's obligation to effect the Closing pursuant to Section 7.2, then such failure shall constitute a default hereunder, in which case paragraph (a) of this Section 3.5 shall govern.

      Section 3.6. DEFAULT BY SELLER. (a) If (x) Seller shall default in any of its obligations to be performed on the Closing Date or (y) Seller shall default in the performance of any of its material obligations to be performed prior to the Closing Date and, with respect to any default under this clause (y) only, such default shall continue for five (5) Business Days after notice to Seller, Purchaser (in lieu of prosecuting an action for damages or proceeding with any other legal or equitable course of conduct, the right to bring such actions or proceedings being expressly and voluntarily waived by Purchaser, to the extent legally permissible, following and upon advice of its counsel) shall have the right, to either (i) rescind this Agreement and receive a return of the Deposit (together with any interest earned thereon), it being understood that if Purchaser fails to commence an action for specific performance within sixty (60) days after such default, Purchaser's sole remedy shall be to receive a return of the Deposit (together with any interest earned thereon) subject to the other provisions of this Section 3.6, or (ii) to seek to obtain specific performance of Seller's obligations hereunder, provided that any action for specific performance shall be commenced within sixty (60) days after such default, and if Purchaser prevails in such action then Seller shall reimburse Purchaser for all reasonable legal fees, court costs and all other reasonable costs of such action. If Purchaser elects to seek specific performance of this Agreement, then as a condition precedent to any suit for specific performance, Purchaser shall on or before the Closing Date, time being of the essence, perform, in all material respects, all of its obligations hereunder which are capable of being performed (other than the payment of the Purchase Price, which shall be paid as and when required by the court in the suit for specific performance). In the event that Purchaser elects to rescind this Agreement and request a return of the Deposit, upon such rescission and return this Agreement shall terminate and neither party shall have any further obligations hereunder except for those that are expressly provided in this Agreement to survive termination hereof. Notwithstanding the foregoing, Purchaser shall have no right to seek specific performance hereunder if Seller shall be prohibited from performing its obligations hereunder by reason of any law, regulation, or other legal requirement applicable to Seller. In addition, and notwithstanding the foregoing provisions of this Section 3.6 and in addition to the other rights and remedies of Purchaser set forth in this Section 3.6, in the event of Purchaser's rescission of this Agreement as a result of Seller's willful default hereunder or knowing breach of a material representation under Article IV hereof, Purchaser shall be entitled to recover the actual out-of-pocket costs incurred by Purchaser as a result of such default or breach by Seller, as determined by a final non-appealable judgment of a court of competent jurisdiction. The provisions of this Section 3.6 shall survive the termination hereof.

         (b) If Seller is unable to timely satisfy the conditions precedent to Purchaser's obligation to effect the Closing pursuant to Section 7.1, then, (i) Seller may, if it so elects and without any abatement in the Purchase Price, adjourn the Closing Date for a period or periods not to exceed thirty (30) days in the aggregate and (ii) if, after any such extension, the conditions precedent to Purchaser's obligation to effect the Closing continue not to be satisfied (and Purchaser has not waived the same) or if Seller does not elect such extension, and, in either case, such failure of condition precedent is not the result of Seller's default hereunder, then Purchaser or Seller shall be entitled to terminate this Agreement by notice thereof to the other party. If this Agreement is so terminated, then Purchaser shall be entitled to receive the Deposit (and all accrued interest therein) and neither party shall have any further obligations hereunder, except those expressly stated to survive the termination hereof.

      Section 3.7. CLOSING OF BOOKS. Seller shall cause the Company and each of the Subsidiaries to close their books as of the Closing Date for federal, state and local income tax purposes, as a result of the closing of the transactions provided for herein. Seller shall be responsible for the filing of all federal, state and local tax returns of the Company and the Subsidiaries for the period up to and including the Closing Date, and the payment of all Taxes (as defined below) required to be paid with such returns. Seller shall provide to Purchaser copies of all such tax returns for each Subsidiary that is treated as a corporation for Federal income tax purposes promptly after the date of filing, together with evidence of payment of all Taxes required to be paid with such returns, or other evidence reasonably satisfactory to Purchaser of Seller's compliance with this Section, provided that Seller shall not be required to disclose or furnish to Purchaser copies of any tax returns of Seller filed in connection with this transaction. The obligations of Seller under this Section
3.7 shall survive the Closing.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller hereby represents and warrants to Purchaser as set forth below:

      Section 4.1. REPRESENTATIONS.

         (a) Seller, the Company and each of the Subsidiaries is a limited partnership, corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and each has all necessary power and authority to own, lease and operate its properties and to carry on its business as currently being conducted. A true, correct and complete list of the organizational documents, as amended to date, of the Company and each of the Subsidiaries is set forth on
Schedule 4.1(a) (the "Organizational Documents"), and true, correct and complete charts showing the capital structure of the Company and each of the Subsidiaries are set forth on Schedule 4.1(b). Seller has delivered to Purchaser a true, correct and complete copy of each Organizational Document, which copies are in either paper or electronic form.

         (b) (i) The Interests have been duly authorized and validly issued and are fully paid and nonassessable, are not subject to any preemptive or subscription rights and were not issued in violation of any preemptive or subscription rights. Except for the Interests held directly or indirectly by the Company, no Person holds any debt or equity interests, securities or other interests in the Company or any of the Subsidiaries, and there are no instruments or agreements to issue any of the foregoing to any Person.

            (ii) Except with respect to their ownership of the Properties, neither the Company nor any Subsidiary owns, directly or indirectly, any capital stock, membership interest, general or limited partnership interest or other interest in any Person that is not one of the Subsidiaries.

            (iii) Each owner of an Interest has or will have on the date of Closing good and valid title to 100% of the Interest so owned, free and clear of any Encumbrances (as defined herein) under the terms of this Agreement.

         (c) Seller has all necessary power and authority (i) to execute and deliver this Agreement and the other agreements, documents and instruments to be executed by Seller in connection with the transactions contemplated hereby (ii) to perform (or cause to be performed) its obligations hereunder and thereunder and (iii) to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the documents to be executed and delivered by Seller pursuant to this Agreement, will be on or prior to the Closing Date, duly authorized, executed and delivered by Seller, and, assuming the due execution of this Agreement by Purchaser, is and will be a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors' rights generally and to general equitable principles.

         (d) Subject to the completeness and accuracy of Purchaser's representations in this Agreement, the execution by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby (i) will not violate the provisions of any Organizational Document of Seller, the Company or any Subsidiary; (ii) will not violate any law, statute, ordinance, code, rule, regulation, order or decree (collectively, "Laws") of any foreign, federal, state or local governmental or regulatory body, agency, court or authority ("Governmental Authority") by which Seller, the Company or any Subsidiary is bound; and (iii) will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under any Lease or Debt Instrument (as defined herein) or result in the creation of any lien, encumbrance, restriction, security interest or claim of any kind and character ("Encumbrances") upon any of the Interests or the Properties.

         (e) With respect to each of the Properties:

            (i) There are no condemnation or eminent domain proceedings pending or, to the Knowledge of Seller, threatened;

            (ii) To the knowledge of Seller, other than lessees under the Leases, sublessees, licensees or occupants permitted under the Leases or other parties who are in possession of space within any of the Properties to which they are entitled, there are no leases, subleases, licenses, concessions, or other agreements (including with respect to food services, parking and other concessions), written or oral, granting to any party or parties the right of use or occupancy of any portion of the Properties;

            (iii) All net rent due under the Leases prior to the date hereof has been paid, and no payments of rent which under the terms of any Lease would be due and payable subsequent to the Closing Date have been prepaid.

            (iv) To the Knowledge of Seller, it has not received, nor has the Company or any Subsidiary received, within the eight-month period prior to the date of this Agreement, written notice of the existence of Violations (as defined below) with respect to the Company, the Subsidiaries or the Properties.

         (f) There is no action, suit or proceeding at law or in equity pending or, to the Knowledge of Seller, overtly threatened in writing against the Company or any Subsidiary that (i) questions the validity or enforceability of this Agreement or the Leases or (ii) if determined adversely could reasonably be expected to materially adversely affect (x) the ability of Seller to consummate the transactions contemplated by this Agreement, (y) the use and operation of any of the Properties or (z) the rights of any of the Subsidiaries to enforce the Leases. To the Knowledge of Seller, (a) none of the Subsidiaries nor the Company has been permanently or temporarily enjoined or barred by order, judgment or decree of or agreement with any Governmental Authority from engaging in or continuing any conduct or practice in connection with the Properties, and
(b) there is no outstanding order, judgment, ruling, injunction or decree requiring the Company or any Subsidiary to take, or refrain from taking, action with respect to the Properties.

         (g) The Company and the Subsidiaries do not have and have never had any employees or employee benefit plans.

         (h) The Company engages in and has engaged in no business other than the ownership of the Interests (and ownership of interests in Affiliates that will, as of the Closing Date, no longer be owned by the Company). PREFCO II Limited Partnership, PREFCO Nineteen Limited Partnership, PREFCO Fifteen Limited Partnership, PREFCO Onze LLC and Walters Connecticut Venture Trusts (the "Property Owners") engage and have engaged in no business other than the ownership of the Properties owned by such Property Owners. PREFCO II SPE Inc., PREFCO Dix-Neuf LLC, PREFCO Fifteen Holdings Limited Partnership, PREFCO Quinze LLC and PREFCO Fifteen GP LLC engage and have engaged in no business other than the ownership of the direct and indirect Interests in the Property Owners.

         (i) Except for the indebtedness evidenced by the Debt Instruments, neither the Company nor any of the Subsidiaries has any Liabilities.

         (j) To the Knowledge of Seller, neither Seller, the Company nor any owner of a direct or indirect beneficial interest in the Company has elected to classify the Company or any of the Subsidiaries (other than PREFCO II SPE Inc.) as associations taxable as corporations under Treas. Reg. 301.7701-3.

      Section 4.2. SELLER'S KNOWLEDGE. Any and all uses of the phrase, "to the Knowledge of Seller" or other references to Seller's knowledge in this Agreement shall mean the actual knowledge of Joseph Surace or Lawrence D. Osmanski ("Seller Knowledge Individuals") as to a fact at the time given without investigation or inquiry. Purchaser acknowledges that, except in the ordinary course of their collectively responsibilities as employees or agents of Seller, Seller Knowledge Individuals have not performed and are not obligated to perform any investigation or review of any files or other information in the possession of Seller, or to make any inquiry of any persons, or to take any other actions in connection with the representations and warranties of Seller set forth in this Agreement. Neither the actual, present, conscious knowledge of any other individual or entity, nor the constructive knowledge of Seller Knowledge Individuals or of any other individual or entity, shall be imputed to Seller Knowledge Individuals. The individuals specified as Seller Knowledge Individuals are employees of Seller at a management or supervisory level who would, in the ordinary course of their collective responsibilities as employees or agents or other persons, have knowledge of the matters described in the representations and warranties of Seller in this Agreement that are limited by the Knowledge of Seller.

      Section 4.3. CONDEMNATION. If, prior to the Closing Date, any part of any of the Properties are taken (other than a temporary taking), or if Seller shall receive an official notice from any governmental authority having eminent domain power over any of the Properties of its intention to take, by eminent domain proceeding, any part of any of the Properties (a "Taking"), neither party shall have any right to terminate this Agreement, and the parties shall nonetheless consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such Taking; provided, however, that Seller shall, on the Closing Date, (i) assign and remit to Purchaser the net proceeds of any award or other proceeds of such Taking which may have been collected by Seller as a result of such Taking, less all expenses incurred by Seller in connection with such Taking, or (ii) if no award or other proceeds shall have been collected, deliver to Purchaser an assignment of Seller's right to any such award or other proceeds which may be payable to Seller as a result of such Taking. The provisions of this Section 4.3 supersede any law applicable to any of the Properties governing the effect of condemnation in contracts for real property.

      Section 4.4. CASUALTY. If all or any parts of any of the Properties are damaged by fire or other casualty occurring on or after the date hereof and prior to the Closing Date, whether or not such damage affects material parts of any of the Properties, neither party shall have the right to terminate this Agreement and the parties shall nonetheless consummate this transaction in accordance with this Agreement, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such destruction or damage. In such event, Seller shall assign and transfer to Purchaser all right, title and interest of Seller, if any exists under the terms of the applicable casualty insurance policies, Leases or Debt Instruments, to make a claim for and to retain any and all casualty insurance proceeds under the casualty insurance policies in effect with respect to the applicable Property. The provisions of this Section 4.4 supersede any law applicable to the Properties governing the effect of fire or other casualty in contracts for real property.

      Section 4.5. LEASES AND DEBT INSTRUMENTS.

         (a) Schedule 4.5(a) contains a true, correct and complete list of all material agreements currently binding on the Company or the Subsidiaries (x) pursuant to which any of the Properties have been leased to tenants, including all material agreements related thereto (collectively the "Leases"), and (z) evidencing or securing mortgage or deed-of-trust indebtedness encumbering the Properties, including pass-through certificates relating thereto (the "Debt Instruments"), and Seller has delivered to Purchaser a true, accurate, correct and complete copy of each Lease and Debt Instrument, which copies are in either paper or electronic form.

         (b) Except for the Leases, Debt Instruments, Organizational Documents and Permitted Encumbrances, neither the Company nor any Subsidiary is a party to any agreement that will be binding upon the Company, the Subsidiaries or the Properties on or after the Closing Date.

      Section 4.6. ENVIRONMENTAL MATTERS. Except as disclosed in the Phase I environmental reports listed on Schedule 4.6 (the "Environmental Reports"), to the Knowledge of Seller neither the Company nor any of the Subsidiaries has received during the six-month period prior to the date of this Agreement any written complaint, summons, citation, notice of violation, notice of potential liability or a written information request from any Governmental Authority with regard to air emissions, water discharges, noise emissions or "Hazardous Material" or any other environmental matters, in each case affecting any of the Properties or any portion thereof.

      Section 4.7. ABSENCE OF BANKRUPTCY. Neither the Company nor any of the Subsidiaries has commenced (within the meaning of any "Bankruptcy Law") a voluntary case, or consented to the entry of an order for relief against it in an involuntary case, or consented to the appointment of a custodian of it or for all or any substantial part of its property, nor to the Knowledge of Seller has a court of competent jurisdiction entered an order or decree under any Bankruptcy Law that is for relief against any of the Subsidiaries or the Company or appointed a custodian for all or any substantial part of their respective properties.

      Section 4.8. TAXES.

         (a) All returns, statements, forms and reports required to be filed in respect of any Tax (each, a "Tax Return") that were required to be filed prior to the Closing Date by, or with respect to, the Company and each Subsidiary have been, or will be, filed, and all such Taxes shown to be due on Tax Returns have been paid. As used herein, "Taxes" means (i) all taxes, charges, fees, levies, duties, imposts, contributions or assessments imposed by any Governmental Authority, including all income, gross receipts, value added, ad valorem, asset, excise, real property, personal property, windfall profit, minimum, franchise, stamp, licensing, withholding, employment, social security, housing, sales, use, transfer, unemployment and payroll taxes and any other tax, charge, fee, levy, duty, impost or assessment, and (ii) any interest, fines, surcharges, penalties or additions to tax incurred in connection with such taxes, charges, fees, levies, duties, imposts and assessments.

         (b) To the Knowledge of Seller, there is no action, suit, investigation or audit being conducted or overtly threatened in writing by any Governmental Authority with respect to any Tax of the Company or any Subsidiary.

         (c) There are no outstanding requests, agreements, consents or waivers to extend the statute of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of the Subsidiaries, and no power of attorney granted by any of them with respect to any Taxes is currently in force.

      Section 4.9.INSURANCE. Neither the Company nor any Subsidiary maintains any policies or binders of fire, casualty, liability, burglary, fidelity, workers' compensation, vehicular, health, life and other insurance that relate to the Properties.

      Section 4.10. BROKERS. Other than Cushman & Wakefield, Inc., and its subsidiary Cushman and Wakefield Securities, Inc. (collectively the "Broker"), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller. Seller agrees to pay all fees and commissions due and owing to the Broker in connection with the transactions contemplated hereunder, pursuant to a separate agreement. The provisions of this Section 4.10 shall survive the Closing.

      Section 4.11. DISCLAIMER OF CERTAIN WARRANTIES. SELLER MAKES NO REPRESENTATION OR WARRANTY TO PURCHASER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTIES, THE COMPANY OR THE SUBSIDIARIES OTHER THAN AS EXPRESSLY PROVIDED IN THIS ARTICLE IV. WITHOUT LIMITING THE FOREGOING, SELLER DOES NOT MAKE ANY REPRESENTATION OR WARRANTY TO PURCHASER, EXPRESS OR IMPLIED, WITH RESPECT TO (A) THE INFORMATION SET FORTH IN THE CONFIDENTIAL INFORMATION MEMORANDA DISTRIBUTED BY OR ON BEHALF OF SELLER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR (B) ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE COMPANY OR THE OWNERSHIP OF THE PROPERTIES.

      Section 4.12. CONDITION OF THE PROPERTIES; REPRESENTATIONS.


         (a) PURCHASER EXPRESSLY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER SELLER, NOR ANY PERSON ACTING ON BEHALF OF SELLER, NOR ANY PERSON OR ENTITY WHICH PREPARED OR PROVIDED ANY OF THE MATERIALS REVIEWED BY PURCHASER IN CONDUCTING ITS DUE DILIGENCE, NOR ANY DIRECT OR INDIRECT OFFICER, DIRECTOR, PARTNER, MEMBER, SHAREHOLDER, EMPLOYEE, AGENT, REPRESENTATIVE, ACCOUNTANT, ADVISOR, ATTORNEY, PRINCIPAL, AFFILIATE, CONSULTANT, CONTRACTOR, SUCCESSOR OR ASSIGN OF ANY OF THE FOREGOING PARTIES (SELLER, AND ALL OF THE OTHER PARTIES DESCRIBED IN THE PRECEDING PORTIONS OF THIS SENTENCE (OTHER THAN PURCHASER) SHALL BE REFERRED TO HEREIN COLLECTIVELY AS THE "EXCULPATED PARTIES") HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY ORAL OR WRITTEN REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESSED OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE (INCLUDING WITHOUT LIMITATION WARRANTIES OF HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), WITH RESPECT TO ANY PROPERTY, THE PERMITTED USE OF ANY PROPERTY OR THE ZONING AND OTHER LAWS, REGULATIONS AND RULES APPLICABLE THERETO OR THE COMPLIANCE BY SUCH PROPERTY THEREWITH, THE REVENUES AND EXPENSES GENERATED BY OR ASSOCIATED WITH ANY PROPERTY, OR OTHERWISE RELATING TO ANY PROPERTY OR THE TRANSACTIONS CONTEMPLATED HEREIN. PURCHASER FURTHER ACKNOWLEDGES THAT ALL MATERIALS WHICH HAVE BEEN PROVIDED BY ANY OF THE EXCULPATED PARTIES HAVE BEEN PROVIDED WITHOUT ANY WARRANTY OR REPRESENTATION, EXPRESSED OR IMPLIED, AS TO THEIR CONTENT, SUITABILITY FOR ANY PURPOSE, ACCURACY, TRUTHFULNESS OR COMPLETENESS (EXCEPT THAT PURCHASER SHALL BE ENTITLED TO RELY ON SUCH REPRESENTATIONS MADE IN THIS AGREEMENT AS TO MATERIALS BEING TRUE AND COMPLETE COPIES OF THE MATERIALS THEY PURPORT TO BE), AND PURCHASER SHALL NOT HAVE ANY RECOURSE AGAINST SELLER OR ANY OF THE OTHER EXCULPATED PARTIES IN THE EVENT OF ANY ERRORS THEREIN OR OMISSIONS THEREFROM. PURCHASER IS ACQUIRING THE COMPANY BASED SOLELY ON ITS OWN INDEPENDENT INVESTIGATION INCLUDING INSPECTION OF THE PROPERTIES AND NOT IN RELIANCE ON ANY INFORMATION PROVIDED BY SELLER, OR ANY OF THE OTHER EXCULPATED PARTIES, EXCEPT FOR THE REPRESENTATIONS EXPRESSLY SET FORTH HEREIN. PURCHASER EXPRESSLY DISCLAIMS ANY INTENT TO RELY ON ANY SUCH MATERIALS PROVIDED TO IT BY SELLER IN CONNECTION WITH ITS DUE DILIGENCE AND AGREES THAT IT SHALL RELY SOLELY ON ITS OWN INDEPENDENTLY DEVELOPED OR VERIFIED INFORMATION.

         (b) PURCHASER ACKNOWLEDGES AND AGREES THAT IT IS PURCHASING THE OWNERSHIP INTERESTS IN THE PROPERTIES WITH THE PROPERTIES BEING IN THEIR "AS IS" CONDITION AND "WITH ALL FAULTS", BASED UPON THE CONDITION OF THE PROPERTIES AS OF THE DATE OF THIS AGREEMENT, SUBJECT TO WEAR AND TEAR AND SUBJECT TO LOSS BY CONDEMNATION OR FIRE OR OTHER CASUALTY. PURCHASER ACKNOWLEDGES AND AGREES THAT ITS OBLIGATIONS UNDER THIS AGREEMENT SHALL NOT BE SUBJECT TO ANY FINANCING CONTINGENCY OR OTHER CONTINGENCIES OR SATISFACTION OF CONDITIONS, AND PURCHASER SHALL HAVE NO RIGHT TO TERMINATE THIS AGREEMENT OR RECEIVE A RETURN OF THE DEPOSIT (OR THE ACCRUED INTEREST THEREON) EXCEPT AS EXPRESSLY PROVIDED FOR IN
SECTION 3.6 HEREOF.

                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser hereby represents and warrants to Seller as set forth below:

      Section 5.1. ORGANIZATION AND STANDING. Purchaser is an entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization.

      Section 5.2. AUTHORIZATION, VALIDITY AND EXECUTION. Subject to receipt of the approval of the Board of Directors of Capital Lease Funding, Inc., the controlling owner of Purchaser, which approval Purchaser covenants to obtain within five (5) Business Days following the date hereof ("Board Approval"), Purchaser has all necessary corporate or other entity power and authority (a) to execute and deliver this Agreement and the other agreements, documents and instruments to be executed and delivered by Purchaser in connection with the transactions contemplated hereby, (b) to perform (or cause to be performed) its obligations hereunder and thereunder and (c) to consummate the transactions contemplated hereby. No other action is necessary for the authorization, execution, delivery and performance by Purchaser of this Agreement and Purchaser Documents. This Agreement has been, and each of the agreements, documents and instruments to be executed and delivered by Purchaser pursuant to this Agreement will be on or prior to the Closing Date, duly authorized, executed and delivered by Purchaser, and, assuming the due execution of this Agreement by Seller, this Agreement is a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar laws affecting the enforcement of creditors' rights generally and to general equitable principles.

      Section 5.3.CONSENTS AND APPROVALS; NO VIOLATION. The execution by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby (a) will not violate the provisions of the certificate of incorporation, the bylaws or any other similar organizational instrument of Purchaser; (b) will not violate any statute, rule, regulation, order or decree of any Governmental Authority by which Purchaser is bound; (c), subject to Purchaser obtaining Board Approval, will not require any consent or approval of, or the giving of any notice to, or filing with, any Person on or prior to the Closing Date by or for Purchaser and (d) will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under any agreement by which Purchaser is bound.

      Section 5.4. SECURITIES LAW REPRESENTATIONS.

         (a) Purchaser is acquiring the Interests in good faith solely for its own account with the present intention of holding such Interests for purposes of investment, and Purchaser is not acquiring the Interests with a view to or for subdivision, distribution, fractionalization or distribution thereof, in whole or in part, or as an underwriter or conduit to other beneficial owners or subsequent Purchasers.

         (b) Purchaser acknowledges and understands that the Interests have not been registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act") or qualified under the securities or "blue sky" laws of applicable states in reliance upon exemptions from registration or qualification thereunder and the Interests may not be sold, offered, transferred, assigned, pledged, hypothecated or otherwise disposed of or encumbered, except in compliance with the Securities Act and such laws.

         (c) Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Interests.

         (d) Purchaser has received and reviewed carefully information regarding the Company, the Subsidiaries, the Interests and the Properties, including all documents listed or referred to in this Agreement or in the Schedules or Exhibits attached hereto, and has, to the extent it has deemed necessary or advisable, reviewed the aforementioned information and this Agreement with its investment, tax, accounting and legal advisors. Purchaser and such advisors have been given a full opportunity to ask questions of and receive answers from Seller concerning this transaction and have received or been given access to such information and documents as are necessary to verify the accuracy of the information furnished to Purchaser concerning an investment in the Interests as Purchaser or such advisors have requested.

      Section 5.5. AVAILABILITY OF FUNDS. Purchaser has, and will have at the Closing, sufficient funds available on hand or through existing credit facilities to enable Purchaser to consummate the transactions contemplated hereby and to permit Purchaser to perform all of its obligations under this Agreement.

      Section 5.6. SINGLE PURPOSE ENTITY; GUARANTOR. (a) Purchaser shall have prior to the Closing created Single Purpose Bankruptcy Remote Entities pursuant to each of the Leases for, and for the purpose of owning and holding indirect ownership in each of, the Properties located at the following addresses: 200 Constitution Plaza, Hartford, CT; 1301 Atwood Avenue, Johnston, RI; 1200 Landmark Center, Omaha, NB; 9394 West Dodge Road a/k/a 94 Dodge Place, Omaha, NB; 555 Nestle Way, Breinigsville, PA; 2909 Pleasant Center Road, Fort Wayne, IN; and 2 Nestle Way, Lathrop, CA.

         (b) Purchaser will prior to the Closing provide (i) a Lease guarantor having a net worth in excess of $50,000,000 for the Properties located at 1200 Landmark Center, Omaha, NB and 9394 West Dodge Road a/k/a 94 Dodge Place, Omaha, NB, (ii) a Lease guarantor with a net worth in excess of $25,000,000 for the Properties located at 555 Nestle Way, Breinigsville, PA, 2909 Pleasant Center Road, Fort Wayne, IN, 2 Nestle Way, Lathrop, CA and (iii) a Lease guarantor with a net worth in excess of $50,000,000 for the Properties located at 540 Island Fort Road, Madisonville, KY, 808 N. 12th Street, Murray, KY, 1670 Starlite Drive, Ownesboro, KY, 1002 S. Broadway, Georgetown, KY, 302 Brighton Park Boulevard, Frankfort, KY, 9501 Northshore Drive, Knoxville, TN, 2020 Mallory Lane, Franklin, TN, 6678 Covington Highway, Lithonia, GA, 136 W. Belmont Drive, Calhoun, TN, 400 Peachtree Industrial Boulevard, Suwanee, GA and 3651 Peachtree Parkway, Suwanee, GA.

      Section 5.7. LITIGATION. There is no action, suit or proceeding at law or in equity against Purchaser or any of its Affiliates pending, or to the knowledge of Purchaser, threatened which would, if decided adversely to Purchaser, prohibit the transactions contemplated by this Agreement or which is reasonably likely to have a material adverse effect on Purchaser's ability to consummate the transactions contemplated by this Agreement.

      Section 5.8. MISCELLANEOUS.

         (a) Purchaser hereby represents and warrants to Seller as of the date hereof and as of Closing that:

            (i) Purchaser is not acquiring the Property with the assets of an employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), or, if plan assets will be used to acquire the Property, Purchaser will deliver to Seller at Closing a certificate containing such factual representations as shall permit Seller and its counsel to conclude that no prohibited transaction would result from the consummation of the transactions contemplated by this Agreement. Purchaser is not a "party in interest" within the meaning of Section 3(3) of ERISA with respect to any beneficial owner of Seller. (ii) Except with respect to any claims arising out of any breach of covenants, representations or warranties set forth in Article IV above, Purchaser, for itself and its agents, affiliates, successors and assigns, hereby releases and forever discharges Seller, its employees, agents, affiliates, successors and assigns from any and all rights, claims and demands at law or in equity, whether known or unknown at the time of this Agreement, which Purchaser has or may have in the future, arising out of the physical, environmental, economic or legal condition of the Property, including, without limitation, any claim for indemnification or contribution arising under the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.) or any similar federal, state or local statute, rule or ordinance relating to liability of property owners for environmental matters.

      Section 5.9. VIOLATIONS. Purchaser agrees to purchase all of the Interests and the ownership of the Company and the Subsidiaries subject to any and all notes or notices of violations of law, or municipal ordinances, orders, designations or requirements whatsoever noted in or issued by any federal, state, municipal or other governmental department, agency or bureau or any other governmental authority having jurisdiction over the individual Properties (any of the following, collectively, "Violations"), or any condition or state of repair or disrepair or other matter or thing, whether or not noted, which, if noted, would result in a Violation being placed on any of the Properties. Seller shall have no duty to remove or repair any condition, matter or thing existing, whether or not noted, which, if noted, would result in a violation being placed on any of the Properties. Seller shall have no duty to remove or repair any of the aforementioned Violations, or other conditions, and Purchaser shall accept the Interest in subject to all such Violations, the existence of any conditions at any of the Properties which would give rise to such Violations, if any, and any governmental claims arising from the existence of such Violations, in each case without any abatement of or credit against the Purchase Price.

                                  ARTICLE VI

                               CERTAIN AGREEMENTS

      Section 6.1. CONDUCT OF BUSINESS. (a) During the period from the date hereof to the Closing Date, except (x) as may be approved by Purchaser and (y) as is otherwise permitted, contemplated or required by this Agreement or by law, Seller will not permit the Company or any Subsidiary to:

            (i) Amend its Organizational Documents or subdivide or reclassify in any way any of its membership interests, partnership interests or other equity interests, or change or agree to change in any manner any rights in such interests;

            (ii) Redeem, purchase or otherwise acquire any of the membership interests, partnership interests or other equity interests of any Subsidiary;

            (iii) Issue or sell any membership interests, partnership interests or other equity interests, or securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe to, such membership, partnership or equity interests;

            (iv) Adopt or amend any collective bargaining agreement or adopt or amend any Employee Benefit Plan;

            (v) Adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization;

            (vi) Incur or assume any liabilities, obligations or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness (whether absolute or contingent and whether or not currently due and payable);

            (vii) Loan or advance any amount to, or sell, transfer or lease any of the assets of, the Company or any Subsidiary, or enter into any agreement or arrangement that would be binding upon any of them or upon any portion of the Properties after Closing;

            (viii) Merge or consolidate with, or acquire all or any significant portion of the assets of any business or any Person, or agree to change in any material respect the character of its business;

            (ix) terminate, amend or modify, or permit the surrender of, any existing Lease or enter into any new lease or contract that will be binding upon the Company or any Subsidiary following the Closing Date; or

            (x) amend any provision of any existing Debt Instrument.

         (b) Seller shall cause the Company and each of the Subsidiaries to continue to perform and observe in all material respects all of the covenants and conditions required to be performed by them in the same manner as now being performed and observed by them in the ordinary course under the Leases and the Debt Instruments.

      Section 6.2. ACCESS. Seller will permit Purchaser and its appropriate representatives to have reasonable access, prior to the Closing Date, to the Properties to the extent that Seller has the authority to do so under the Leases, during normal working hours and upon reasonable notice, and to other information and employees and personnel of Seller reasonably requested by Purchaser and related to the ownership of the Properties, as Purchaser reasonably deems necessary or advisable; provided, that Purchaser will not unreasonably disrupt the personnel and operations of the Properties; provided, further, that nothing herein will require Seller (a) to undertake efforts to re-format, manipulate or reconfigure any information or data regarding the Properties; (b) to provide Purchaser with access to or copies of information that must be maintained as confidential in accordance with the terms of a written agreement with a third party; or (c) to provide Purchaser with access to or copies of any information that relates to any businesses or operations of Seller other than its ownership of the Properties; provided, further, that nothing contained herein will permit Purchaser to conduct any soil, groundwater or other testing. The access and production of information and materials provided for in this Section 6.2 will be coordinated by Joseph Surace, Real Estate Director of Seller (the "Coordinator"), or by such other person as the Coordinator designates from time to time and Purchaser, its Affiliates and Representatives will contact the Coordinator or persons designated by the Coordinator with respect to coordinating and obtaining such access or information and materials.

      Section 6.3. CONFIDENTIALITY.

         (a) Purchaser acknowledges that the information being provided to it in connection with the transactions contemplated hereby is subject to the terms of a confidentiality agreement dated October 26, 2006, between Purchaser and Seller (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference. Effective upon the Closing, the Confidentiality Agreement will terminate with respect to information relating solely to the Properties; provided, however, that Purchaser acknowledges that any and all other information provided to it by Seller or its representatives or Affiliates concerning Seller will remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

         (b) For a period of one (1) year after the Closing Date, the parties will, subject to clause (c) below, keep confidential and will not disclose to any Person any Confidential Information to the extent it relates to this transaction, except as may be required by law or by any listing agreement with or listing rules of a national securities exchange or trading market or inter-dealer quotation system. For purposes of this Agreement, "Confidential Information" means any non-public information about this transaction, including but not limited to the Purchase Price, other than information which is or becomes generally available to the public. To the extent that any Confidential Information does not relate exclusively to this transaction, Seller may, without the consent of Purchaser, disclose such information to any purchaser or potential purchaser (by any means, including by asset sale, stock sale or merger) of all or any portion of Seller's business.

         (c) Notwithstanding the foregoing, the obligations of confidentiality contained herein, as they relate to the transactions contemplated by this Agreement, will not apply to the federal tax structure or federal tax treatment of such transactions, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all persons, the federal tax structure and federal tax treatment of such transactions. The preceding sentence is intended to cause such transactions to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Code, and will be construed in a manner consistent with such purpose. In addition, Confidential Information may be disclosed by Seller to any investors in Seller or in Affiliates of Seller and to lenders and other parties providing financing or equity capital to Seller, the Company or any of their Affiliates.

         (d) The provision of this Section 6.3 shall survive the Closing.

      Section 6.4. DIRECTORS' AND OFFICERS' INDEMNIFICATION. The provisions of the Organizational Documents of the Company or the Subsidiaries concerning elimination of liability and indemnification of directors and officers will not be amended in any manner that would adversely affect the rights thereunder of any Person that is as of the date hereof or as of the Closing Date an officer or director of the Company or any Subsidiary.

      Section 6.5. FURTHER ASSURANCES. From and after the Closing, as and when requested by any party, each party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, at the requesting party's expense, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

      Section 6.6. PUBLICITY. Prior to the Closing, neither of the parties hereto will issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the other party, except as may be required by law or by any listing agreement with or listing rules of a national securities exchange or trading market or inter-dealer quotation system in which case, the party proposing to issue such press release or make such public statement will use commercially reasonable efforts to consult in good faith with the other party before issuing such press release or making such public statement. The requirements of this Section 6.6 will be in addition to those included in the Confidentiality Agreement.

      Section 6.7. RETENTION OF RECORDS.

         (a) In order to facilitate the resolution of any claims made against or incurred by (a) Seller prior to or after the Closing Date or (b) Purchaser after the Closing Date, or for any other reasonable purpose, each of Purchaser and Seller shall, upon reasonable notice and subject to Section 6.3 hereof, afford the officers, employees and authorized agents and representatives of each other party hereto reasonable access (including the right to make, at such other party's own expense, photocopies), during normal business hours in connection with financial reporting and Tax matters (including financial and Tax audits and Tax contests) from and after the Closing Date, to the books and records of such party, if any, relating to the Properties or the Interests held by such party and shall retain such books and records for such purposes pursuant to the normal document retention policy of Seller or Purchaser, as the case may be.

         (b) Seller will from time to time, upon reasonable advance notice from Purchaser, provide Purchaser and its representatives with reasonable access to Seller's financial books and records to enable Purchaser's independent accountants to prepare and file audited financial statements in compliance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission (the "SEC"), solely with respect to the three Properties leased to Nestle Food Company (the "Nestle Properties"). Seller agrees to cooperate and to cause its officers, employees, accountants and other representatives to cooperate with the reasonable requests of Purchaser and its accountants in connection with the foregoing, including such cooperation as may be reasonably requested by Purchaser so that such financial statements can be completed and delivered to Purchaser within sufficient time to enable Purchaser to satisfy its SEC filing requirements. In addition, Seller agrees to provide to Purchaser's accountants with a signed representation letter, in form and content comparable to the form of representation letter furnished to Seller prior to the date hereof, containing such statements reasonably requested by such accountants to enable them to render an opinion on the aforesaid financial statements as they relate to the Nestle Properties. Purchaser shall use all commercially reasonable efforts to cause its accountants to complete their work on such financial statements prior to the Closing Date, as such work relates to the Nestle Properties, and to review and accept prior to the Closing the aforesaid representation letter being requested of Seller. Purchaser shall reimburse Seller promptly upon request for all reasonable out-of-pocket costs and expenses incurred by Seller in so cooperating with Purchaser pursuant to this paragraph. The obligations of the parties under this paragraph shall survive the Closing.

      Section 6.8. CHANGE OF NAME OF COMPANY FOLLOWING THE CLOSING. Within sixty
(60) days from the Closing Date, Purchaser shall cause the Company to change its name so that its new name does not contain the term "EntreCap", or any terms confusingly similar thereto. Purchaser shall promptly notify Seller in writing, pursuant to the provisions of Section 10.4 below, as to the new name of the Company once adopted. Purchaser shall make all filings and submissions, at its sole cost and expense, to effectuate the aforementioned name changes.

      Section 6.9. NO IMPLIED REPRESENTATIONS AND WARRANTIES. Purchaser hereby acknowledges and agrees that Seller is not making any representation or warranty whatsoever, express or implied, except those representations and warranties of Seller explicitly set forth in this Agreement.

      Section 6.10. THIRD PARTY NOTICES AND CONSENTS. Each of Seller and Purchaser shall give (or will cause their respective Subsidiaries to give) any notices to third persons, and use, and cause their respective subsidiaries to use, their commercially reasonable efforts without the expenditure of funds to obtain any consents from third persons necessary to consummate the transactions contemplated by this Agreement.

      Section 6.11. TENANT ESTOPPELS.

         (a) Seller shall request a tenant estoppel certificate in the form of Exhibit E (or such other form as is provided in the applicable tenant's Lease) from each of the lessees under the Leases (individually a "Tenant Estoppel" and collectively, "Tenant Estoppels"), and Seller shall use commercially reasonably efforts to obtain a Tenant Estoppel from each of such lessees prior to the Closing Date. Tenant Estoppels executed by lessees shall be substantially in the form of Exhibit E or in such other form as is provided in the terms of the lessees' respective Leases (subject to (a) non-material modification thereof, (b) such lessee making note of items which constitute Permitted Encumbrances or items which Seller otherwise agrees to discharge and (c) limiting its statements "to lessee's knowledge" (or words of similar import)); provided, however, that if any lessee is required or permitted under the terms of its Lease to provide a different form of estoppel, provide less information or otherwise make different statements in a certification of such nature than are set forth on Exhibit E, then Purchaser shall accept any modifications made to such form of estoppel certificate to the extent that such modifications to the form are consistent with the minimum requirements set forth in such lessee's Lease. In undertaking commercially reasonably efforts to obtain Tenant Estoppels, Seller shall not be required to expend any money, provide any financial accommodations or commence any proceeding or litigation.

         (b) It shall be a condition precedent to Purchaser's obligation to close hereunder that Seller shall have delivered executed Tenant Estoppels under the Leases made by not less than three of the five tenants named in Schedule 4.5(a). If Seller is unable to obtain the required number of Tenant Estoppels prior to the Closing Date, then the Closing Date shall be automatically extended until a date that is two (2) Business Days following receipt of the required number of Tenant Estoppels, but in no event later than 30 days after the expiration of the Inspection Period. If Seller has not obtained the required number of Tenant Estoppels on or before such extended Closing Date, then Purchaser shall be entitled to terminate this Agreement and receive a return of the Deposit (together with all interest thereon) or waive such requirement and proceed to Closing. In addition, if Seller shall have obtained less than all (but at least the required number) of Tenant Estoppels prior to the Closing Date, as the Closing Date may have been extended, then Seller shall provide a landlord's estoppel for each Lease for which a Tenant Estoppel shall not have been obtained, which landlord's estoppel shall conform to the form set forth in Exhibit E. In addition, upon Purchaser's receipt after the Closing of a Tenant Estoppel from a tenant for which a landlord's estoppel certificate was furnished by Seller at the Closing, then such landlord's estoppel shall be deemed null and void and of no further force and effect and shall be replaced by such Tenant Estoppel.

      Section 6.12. LENDER ESTOPPELS. Seller shall request an estoppel certificate in the form substantially similar to the form annexed hereto as Exhibit F (collectively the "Lender Estoppels") from each of the lenders who have outstanding mortgage loans or who hold mortgages or deeds of trust encumbering any of the Properties. Seller shall be obligated to expend only commercially reasonable efforts to obtain the Lender Estoppels; provided, however, if Seller is unable to obtain all Lender Estoppels prior to the Closing Date, then the Closing Date shall be automatically extended until a date that is two (2) Business Days following receipt of all Lender Estoppels, but in no event later than 30 days after the expiration of the Inspection Period. If Seller has not obtained all Lender Estoppels on or before such extended Closing Date, then Purchaser shall be entitled to terminate this Agreement and receive a return of the Deposit (together with all interest thereon) or waive such requirement and proceed to Closing.

      Section 6.13. SPECIAL PROVISIONS REGARDING PREFCO II LIMITED PARTNERSHIP.

         (a) In accordance with Article 5 of that certain Promissory Note executed by Prefco II Limited Partnership ("Prefco Borrower") in favor of Bear Stearns Funding, Inc. ("Lender") and secured by that certain Leasehold Mortgage and Security Agreement (the "Security Agreement"), Prefco Borrower shall notify Lender (the "Defeasance Notice") of the intent of Prefco Borrower to obtain a release of that certain real property located at 1301 Atwood Avenue, Johnston, Rhode Island from the lien of the Security Agreement (the "Defeasance"). The Defeasance Notice shall be accompanied by any deposits required of Lender or servicer, which deposits shall be paid and/or advanced by Purchaser. After delivery of the Defeasance Notice, Purchaser shall be responsible for coordinating all matters related to the Defeasance with Lender and servicer; provided, however, that the Prefco Borrower (and Seller, as necessary) will cooperate fully in facilitating the Defeasance, including the execution and delivery of any certificates that may be required by Lender. All fees, expenses, costs and charges (including, without limitation, reasonable attorneys', accountants' and consultants' fees and disbursements and rating agency fees and expenses, if any) incurred by Lender or servicer in connection with the Defeasance (including the actual amount required to purchase U.S. Government Securities used to secure the release of the lien of the Security Agreement and any premium charged for said securities) shall be the responsibility and obligation of Purchaser.

         (b) The provisions of this Section 6.13 shall survive the Closing.

                                   ARTICLE VII

                              CONDITIONS TO CLOSING

      Section 7.1. CONDITIONS TO PURCHASER'S OBLIGATIONS. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is conditioned upon the satisfaction or waiver, at or prior to the Closing, of the following conditions, provided, however, that Purchaser may not rely on the failure of any of the following conditions in this Section 7.1 to be satisfied if such failure was caused by Purchaser's failure to act in good faith or to use commercially reasonable efforts to cause the Closing to occur.

         (a) The representations and warranties set forth in Article IV hereof will be true and correct in all respects as if made on and as of the Closing Date (except to the extent that such representations and warranties expressly relate to a specific date, in which case such representations and warranties will be true and correct as of such date), except for such inaccuracies in, breaches of and omissions from such representations and warranties as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

         (b) Title to the Properties shall be subject only to the Permitted Encumbrances.

         (c) The deliveries described in Section 3.3(a) shall have been received by Purchaser substantially in the form reasonably satisfactory to Purchaser.

         (d) Seller shall have in all material respects performed all obligations required to be performed by it under this Agreement on and prior to the Closing Date.

      Section 7.2. CONDITIONS TO SELLER'S OBLIGATIONS. The obligation of Seller to consummate the transactions contemplated by this Agreement is conditioned upon the satisfaction or waiver, at or prior to the Closing, of the following conditions, provided, however, that Seller may not rely on the failure of any of the following conditions in this Section 7.2 to be satisfied if such failure was caused by Seller's failure to act in good faith or to use commercially reasonable efforts to cause the Closing to occur.

         (a) The representations and warranties set forth in Article V hereof will be true and correct in all material respects as if made on and as of the Closing Date.

         (b) The deliveries described in Section 3.3(b) shall have been received by Seller substantially in the form reasonably satisfactory to Seller.

         (c) Purchaser shall have in all material respects performed all obligations required to be performed by it under this Agreement on and prior to the Closing Date, including payment of the Purchase Price.

                                 ARTICLE VIII

                          SURVIVAL AND INDEMNIFICATION

      Section 8.1. SURVIVAL OF REPRESENTATIONS. The representations and warranties made in this Agreement will terminate six (6) months from the date hereof; provided, however, that any claims of a breach of any such surviving representation or warranty made in good faith in writing and received by Seller prior to such termination date will survive such date to the extent of the facts alleged in such claim. The covenants and agreements contained herein to be performed or complied with after the Closing (other than the covenant and agreement to indemnify against breaches of certain representations and warranties, which will survive only until the expiration of the underlying representation and warranty) will survive the execution and delivery of this Agreement, the Closing and the consummation of the transactions contemplated hereby.

      Section 8.2. INDEMNIFICATION BY SELLER.Seller will indemnify Purchaser, and its respective officers, directors, employees and agents against, and hold them harmless from, any and all loss, liability, assessment, fine, penalty, claim, damage, expense or cost of mitigation actually suffered or paid (including reasonable legal fees and expenses) ("Damages") arising from (i) any misrepresentation or breach of warranty by Seller in this Agreement or (ii) any breach of covenant or agreement made or to be performed by Seller pursuant to this Agreement, provided that, with respect to indemnification by Seller pursuant to this Section, (i) Seller shall not be liable unless the amount of Damages with respect to all misrepresentations or breaches under this Agreement exceeds $100,000.00, and then only to the extent of such excess, and (ii) Seller's maximum liability for all such misrepresentations or breaches shall not exceed $5,000,000.00. Any claim by Purchaser based on a misrepresentation or breach by Seller must be made not later than 6 months after the actual Closing Date hereunder, in the manner prescribed by this Agreement, and Seller's liability for any misrepresentation or breach under this Agreement shall expire and terminate on the date following the date that is six (6) months after the Closing Date hereunder. The provisions of this Section 8.2 shall not be applicable to any claim by Purchaser under Section 3.4(a) hereof.

      Section 8.3. INDEMNIFICATION BY PURCHASER.

         (a) Purchaser will indemnify Seller and its respective officers, directors, employees and agents against, and hold them harmless from, all Damages arising from (i) any misrepresentation or breach of warranty of Purchaser in this Agreement and (ii) any breach of covenant or agreement made or to be performed by Purchaser pursuant to this Agreement. Any claim by Seller based on a misrepresentation or breach by Purchaser must be made not later than 6 months after the actual Closing Date hereunder, in the manner prescribed by this Agreement, and Purchaser's liability for any misrepresentation or breach under this Agreement shall expire and terminate on the date following the date that is six (6) months after the Closing Date hereunder. The provisions of this
Section 8.3 shall not be applicable to any claim by Seller under Section 3.4(b) hereof.

      Section 8.4. LIMITS ON INDEMNIFICATION.

         (a) In case any event occurs which would otherwise entitle either party to assert a claim for indemnification hereunder, no Damages will be deemed to have been sustained by such party to the extent of (i) any Tax savings realizable by such party with respect thereto, or (ii) any proceeds received or to be received by such party from any insurance policies with respect thereto.

         (b) An Indemnifying Party will not be liable under this Article VIII for (i) any Damage which represents the cost of repairs, replacements or improvements insofar as they enhance the value of the repaired, replaced or improved asset above its value on the Closing Date, or which represents the cost of repair or replacement in excess of the lowest reasonable cost of such repair or replacement, or (ii) consequential damages, special damages, incidental damages, indirect damages, punitive damages, lost profits or similar items.

         (c) The parties acknowledge and agree that if Purchaser or Seller has knowledge of a failure of any condition set forth in Article VII, respectively, or of any breach by the other party of any representation, warranty or covenant contained in this Agreement, and such party proceeds with the Closing, such party will be deemed to have waived such condition or breach and such party and its successors, assigns and Affiliates will not be entitled to sue for damages or to assert any other rights or remedy for any losses arising from any matters relating to such condition or breach, notwithstanding anything to the contrary contained herein or in any certificate delivered pursuant hereto. Purchaser shall be deemed to have knowledge of any information contained in any document delivered to Purchaser in connection with this Agreement.

         (d) Each Indemnified Party will be obligated in connection with any claim for indemnification under Section 8.2 or Section 8.3 to use commercially reasonable efforts to mitigate Damages upon and after becoming aware of any event which could reasonably be expected to give rise to such Damages.

      Section 8.5. PROCEDURE FOR INDEMNIFICATION. Any party seeking indemnification under this Article VIII (an "Indemnified Party") will give each party from whom indemnification is being sought (each, an "Indemnifying Party") notice of any matter for which such Indemnified Party is seeking indemnification, stating the amount of the Damages, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations of an Indemnifying Party under this Article VIII with respect to Damages arising from any claims of any third party which are subject to the indemnification provided for in this Article VIII (collectively, "Third-Party Claims") will be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party receives, after the Closing Date, initial notice of any Third-Party Claim, the Indemnified Party will give the Indemnifying Party notice of such Third-Party Claim within such time frame as necessary to allow for a timely response and in any event within 30 calendar days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such timely notice will not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent the Indemnifying Party is prejudiced by such failure. The Indemnifying Party will be entitled to assume and control the defense of such Third-Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within 45 calendar days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party (upon and in conformity with advice of counsel) for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party will be entitled to retain one counsel (plus one local counsel, if necessary), reasonably acceptable to the Indemnifying Party, at the expense of the Indemnifying Party, provided that the Indemnified Party and such counsel will contest such Third-Party Claims in good faith. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third-Party Claim as provided above, the Indemnified Party will cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third-Party Claim, the Indemnifying Party will cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party. The Indemnifying Party will not, without the written consent of the Indemnified Party (which will not be unreasonably withheld or delayed), settle or compromise any Third-Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to Indemnified Party of a written release from all liability in respect of such Third-Party Claim. No Third-Party Claim which is being defended in good faith by the Indemnifying Party or which is being defended by the Indemnified Party as provided above in this Section 8.5 will be settled by the Indemnified Party without the written consent of the Indemnifying Party.

      Section 8.6. EXCLUSIVE REMEDY. After the Closing Date, the indemnification provided for in this Article VIII will constitute the sole remedy of any party to the Agreement with respect to breaches by any other party to the Agreement of any of the representations, warranties, agreements or covenants contained in the Agreement.

                                   ARTICLE IX

                                  TERMINATION

      Section 9.1. TERMINATION. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing:

         (a) By the mutual consent of Seller and Purchaser;

         (b) By either Seller or Purchaser:

            (i) If the Closing will not have occurred on or prior to [May 31], 2007; or

            (ii) If any Governmental Authority will have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the material transactions contemplated by this Agreement and such order, decree, ruling or other action will have become final and non-appealable; provided, however, that the party seeking termination pursuant to this clause (b) of this Section 9.1 is not in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement;

         (c) By Seller in the event of a material breach of any covenant or agreement to be performed or complied with by Purchaser pursuant to the terms of this Agreement or of any representation or warranty of Purchaser contained in this Agreement, which breach (i) has continued without cure for a period of 30 days following written notice thereof by Seller to Purchaser or if such breach cannot be cured and (ii) would result in a condition to Closing set forth in
Section 7.2 of this Agreement not being satisfied (which condition has not been waived by Seller in writing); or

         (d) By Purchaser in the event of a material breach of any covenant or agreement to be performed or complied with by Seller pursuant to the terms of this Agreement or of any representation or warranty of Seller contained in this Agreement, which breach (i) has continued without cure for a period of 30 days following written notice thereof by Purchaser to Seller or if such breach cannot be cured and (ii) would result in a condition to Closing set forth in Section
7.1 of this Agreement not being satisfied (which condition has not been waived by Purchaser in writing).

      Section 9.2. EFFECT OF TERMINATION. In the event that this Agreement is terminated by Seller or Purchaser pursuant to Section 9.1, written notice thereof will forthwith be given to the other and all further obligations of the parties hereto under this Agreement (other than pursuant to Sections 3.5, 3.6, 6.4, this Section 9.2 and Sections 10.1, 10.2, 10.3, 10.4, 10.5, 10.6, 10.9 and
10.11, all of which will continue in full force and effect) will terminate without further action by any party and without liability or other obligation of either party to the other party hereunder; provided, however, that no party will be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of any willful breach of this Agreement.

                                   ARTICLE X.

                                  MISCELLANEOUS

      Section 10.1. GOVERNING LAW; CONSENT TO JURISDICTION.

         (a) The interpretation and construction of this Agreement, and all matters relating hereto, will be governed by the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York without giving effect to any conflict of law provisions thereof.

         (b) Each of the parties agrees that any legal action or proceeding with respect to this Agreement may be brought in the federal and state courts located in the State of New York, and, by execution and delivery of this Agreement, each party hereto hereby irrevocably submits itself in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts in any legal action or proceeding arising out of this Agreement. Each of the parties hereto hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to in the preceding sentence. Each party consents to process being served in any such action or proceeding by the mailing of a copy thereof to the address set forth in Section 10.3 below its name and agrees that such service upon receipt will constitute good and sufficient service of process or notice thereof. Nothing in this paragraph will affect or eliminate any right to serve process in any other manner permitted by law.

      Section 10.2. WAIVER OF JURY TRIAL. The parties hereto hereby irrevocably waive their respective rights to trial by jury of any cause of action, claim, counterclaim or cross-complaint in any action or other proceeding brought by any party hereto against any other party or parties hereto with respect to any matter arising out of, or in any way connected with or related to, this Agreement or any portion thereof, whether based upon contractual, statutory, tortious or other theories of liability. Each party represents that it has consulted with counsel regarding the meaning and effect of the foregoing waiver of its right to a jury trial.

      Section 10.3. NOTICES. Any notice or other communications required or permitted hereunder will be sufficiently given if delivered in person, transmitted via facsimile (but only if followed by transmittal by recognized overnight courier or hand delivery), or sent by registered or certified mail, postage prepaid, or recognized overnight courier service addressed as follows:

         (a) If to Purchaser: Caplease, LP
                   1065 Avenue of the Americas, 19th Floor
                   New York, NY 10018
                   Attention:  Paul Hughes, Esq.
                   Tel:  (212) 217-6300
                   Fax:  (212) 217-6301

         with a copy to: Wolf, Block, Schorr & Solis-Cohen, LLP
                   1650 Arch Street, 22nd Floor
                   Philadelphia, PA 19103
                   Attention:  Helene S. Jaron, Esq.
                   Tel:  (215) 977-2038
                   Fax:  (212) 405-2938

         (b) If to Seller: EntreCap Financial LLC
                   3 Corporate Drive, Suite 300
                   Shelton, CT 06484
                   Attention:        Lawrence D. Osmanski, President
                   Tel:              (203) 922-4526
                   Fax:              (203) 922-4070

         with a copy to: Schulte Roth & Zabel LLP
                   919 Third Avenue
                   New York, New York 10022
                   Attention:        Gregory P. Pressman, Esq.
                   Tel:              (212) 756-2000
                   Fax:              (212) 593-5955


or such other address or number as will be furnished in writing by any such person, and such notice or communication will be deemed to have been given (a) as of the date so personally delivered or transmitted via facsimile, (b) on the third Business Day after the mailing thereof or (c) on the first Business Day after delivery by recognized overnight courier service.

      Section 10.4. ENTIRE AGREEMENT; AMENDMENT. This Agreement, including the Exhibits, Schedules and other documents referred to herein which form a part hereof, and the Confidentiality Agreement, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter other than the Confidentiality Agreement. This Agreement may not be amended except by a written instrument executed by the parties hereto.

      Section 10.5. PARTIES IN INTEREST. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other party. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      Section 10.6. INTERPRETATION. The words "HEREOF," "HEREIN" and "HEREWITH" and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Paragraph, Exhibits and Schedule references are to the Articles, Sections, Paragraphs, Exhibits and Schedules of this Agreement unless otherwise specified. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "INCLUDE," "INCLUDES," "INCLUDING" or similar expressions are used in this Agreement, they will be understood be followed by the words "WITHOUT LIMITATION." The words describing the singular number will include the plural and vice versa, and words denoting any gender will include all genders and words denoting natural persons will include corporations and partnerships and vice versa. The phrase "MADE AVAILABLE" in this Agreement will mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

      Section 10.7. CERTAIN DEFINITIONS. For purposes of this Agreement:

         (a) "AFFILIATE" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

         (b) "BUSINESS DAY" shall mean every day other than Saturdays, Sundays, all days observed by the federal or New York State government as legal holidays and all days on which commercial banks in New York State are required by law to be closed.

         (c) "DEBT INSTRUMENTS" shall mean instruments and documents evidencing or securing the mortgage or deed-of trust indebtedness encumbering the Properties as set forth on Schedule 4.5(a).

         (d) "ENVIRONMENTAL CLAIMS" refers to any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, notice of violation, judicial or administrative proceeding or judgment from any governmental agency, department, bureau, office or other governmental authority, or any third party involving violations of Environmental Laws.

         (e) "ENVIRONMENTAL LAW" means any applicable federal, state or local law, ordinance, rule, regulation, requirement, binding guideline, code, resolution, order or decree (including consent decrees and administrative orders) in effect on or prior to the date of this Agreement which regulates the use, generation, handling, storage, treatment, transportation, decontamination, clean-up, removal, encapsulation, enclosure, abatement or disposal of any hazardous material, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., the Toxic Substance Control Act, 15 U.S.C. Section 2601, et seq., the Clean Water Act, 33 U.S.C. Sections 1251, et seq., the Hazardous Material Transportation Act, 49 U.S.C. Section 5101, the Clean Air Act, 42 U.S.C. Sections 7401, et seq., their state analogues and any other federal, state or local statute, law, ordinance, resolution, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning any hazardous material.

         (f) "HAZARDOUS MATERIALS"- shall include (a) any chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substances, extremely hazardous substance or chemical, hazardous waste, medical waste, biohazardous or infectious waste under Environmental Laws; (b) petroleum, petroleum-based or petroleum-derived products; (c) polychlorinated biphenyls; (d) radioactive or explosive materials; and (e) friable or damaged asbestos-containing materials.

         (g) "LIABILITIES" means claims, debts, liabilities, obligations, duties and responsibilities of any kind and description, whether absolute or contingent, monetary or non-monetary, direct or indirect, known or unknown or matured or unmatured, or of any other nature.

         (h) "MATERIAL ADVERSE EFFECT" means any change, effect, event or occurrence that is materially adverse to, or has a materially adverse effect on, the business, properties, assets, financial condition or results of operations of the Company, taken as a whole, other than any change, effect, event or occurrence resulting from (i) general economic, political, financial, or market conditions, (ii) conditions or circumstances generally affecting the industries in which the Company operates and not having a disproportionate effect on the Company or the Properties, (iii) any natural disaster, any act of terrorism, sabotage, military action or war (whether or not declared) or any other social or political disruption, in each case including any escalation or worsening thereof, (iv) the announcement of the transactions contemplated herein by Purchaser or other communication by Purchaser of its plans or intentions with respect to the Company or the Properties, or (v) any matter of which Purchaser has actual knowledge on the date hereof.

         (i) "PERMITTED ENCUMBRANCES" means all matters shown in the Title Commitments with respect to which Purchaser fails to object prior to the expiration of the Inspection Period.

         (j) "PERSON" means any individual, trustee, firm, corporation, partnership, limited liability company, trust, joint venture, bank, Governmental Authority, trust or other organization or entity.

         (k) "TITLE COMMITMENT" means the commitment from the Title Company for an "extended coverage" owner's policy of title insurance for each of the Properties.

         (l) "TITLE COMPANY" means First American Title Insurance Company of New York.

      Section 10.8. DISCLOSURE SCHEDULES. Unless otherwise defined in the schedules attached hereto, all capitalized terms used in such schedules will have the meanings ascribed to them in this Agreement, and all section references in the schedules refer to the corresponding section hereof. Any attachments to the schedules form an integral part of the schedules and are incorporated by reference for all purposes as if set forth fully therein. The headings contained in the schedules are for convenience of reference purposes only and will not affect in any way the meaning or interpretation of this Agreement or the schedules. No reference to or disclosure of any item or other matter in the schedules will be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the schedules. The exceptions, modifications, descriptions and disclosures in any schedule are made for all relevant purposes of this Agreement and are exceptions by Seller to all representations and warranties set forth in this Agreement or in any instrument delivered pursuant to this Agreement to the extent applicable thereto.

      Section 10.9. WAIVER. Except as otherwise provided in this Agreement, any failure of either of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

      Section 10.10. SEVERABILITY. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

      Section 10.11. COUNTERPARTS; DELIVERY BY FACSIMILE. This Agreement may be executed in two or more counterparts, all of which taken together will constitute one instrument, and will become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. Executed signature pages delivered by facsimile will be treated in all respects as original signatures.

         (a) The headings of the various sections of this Agreement have been inserted only for the purposes of convenience, and are not part of this Agreement and shall not be deemed in any manner to modify, explain, expand or restrict any of the provisions of this Agreement. The provisions of this Article X shall survive the Closing or the termination hereof.

      Section 10.12. PARTIES; ASSIGNMENT AND RECORDING.

         (a) This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Seller and Purchaser and their respective successors and permitted assigns; provided that none of the representations or warranties made by Seller hereunder shall inure to the benefit of any person or entity that may, after the Closing Date, succeed to Purchaser's interest in the Properties, other than an assignee permitted pursuant to Paragraph (b) of this Section.

         (b) Purchaser may not assign or otherwise transfer this Agreement or any of its rights or obligations hereunder or any of the direct or indirect ownership interests in Purchaser, without first obtaining Seller's consent thereto; provided, however, that Purchaser may assign this Agreement in whole or in part prior to the Closing to any Affiliate of Purchaser, upon reasonable advance notice to Seller of any such assignment.

         (c) Neither this Agreement nor any memorandum hereof may be recorded without first obtaining Seller's consent thereto.

      Section 10.13. FURTHER ASSURANCES.

   Seller and Purchaser will do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, assignments, notices, transfers and assurances as may be reasonably required by the other party, for the better assuring, conveying, assigning, transferring and confirming unto Purchaser the Property and for carrying out the intentions or facilitating the consummation of this Agreement. The provisions of this Section 10.13 shall survive the Closing.

      Section 10.14. THIRD PARTY BENEFICIARY.

      This Agreement is an agreement solely for the benefit of Seller and Purchaser (and their permitted successors and/or assigns). No other person, party or entity shall have any rights hereunder nor shall any other person, party or entity be entitled to rely upon the terms, covenants and provisions contained herein. The provisions of this Section 10.14 shall survive the Closing or the termination hereof.

      Section 10.15. EXCULPATION. (a) Purchaser agrees that it does not have and will not have any claims or causes of action against any disclosed or undisclosed officer, director, employee, trustee, shareholder, partner, principal, parent, subsidiary or other affiliate of Seller, including, without limitation, any officer, director, employee, trustee, shareholder, partner or principal of any such parent, subsidiary or other affiliate (collectively, "Seller's Affiliates"), arising out of or in connection with this Agreement or the transactions contemplated hereby. Purchaser agrees to look solely to Seller and its assets for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of Seller's Affiliates with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing provisions of this Section 10.15(a), Purchaser hereby unconditionally and irrevocably waives any and all claims and causes of action of any nature whatsoever it may now or hereafter have against Seller's Affiliates, and hereby unconditionally and irrevocably releases and discharges Seller's Affiliates from any and all liability whatsoever which may now or hereafter accrue in favor of Purchaser against Seller's Affiliates, in connection with or arising out of this Agreement or the transactions contemplated hereby.

         (b) Seller agrees that it does not have and will not have any claims or causes of action against any disclosed or undisclosed officer, director, employee, trustee, shareholder, partner, principal, parent, subsidiary or other affiliate of Purchaser, or any officer, director, employee, trustee, shareholder, partner or principal of any such parent, subsidiary or other affiliate (collectively, "Purchaser's Affiliates"), arising out of or in connection with this Agreement or the transactions contemplated hereby. Seller agrees to look solely to Purchaser and its assets for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of Purchaser's Affiliates with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing provisions of this Section 10.15(b), Seller hereby unconditionally and irrevocably waives any and all claims and causes of action of any nature whatsoever it may now or hereafter have against Purchaser's Affiliates, and hereby unconditionally and irrevocably releases and discharges Purchaser's Affiliates from any and all liability whatsoever which may now or hereafter accrue in favor of Seller against Purchaser's Affiliates, in connection with or arising out of this Agreement or the transactions contemplated hereby.

         The provisions of this Section 10.15 shall survive the termination of this Agreement and the Closing.

                                      * * *

         IN WITNESS WHEREOF, each of the parties has caused this Membership Interests Purchase Agreement to be duly executed, all as of the date first above written.

                                        ENTRECAP FINANCIAL LLC

                                        By: /s/ W. Brett Ingersoll
                                            --------------------------------
                                        Name: W. Brett Ingersoll
                                        Title: Vice President


                                        CAPLEASE LP
                                        a Delaware limited partnership

                                        by: CLF OP General Partner LLC
                                        a Delaware limited liability company
                                        its general partner

                                        by: Capital Lease Funding, Inc.
                                        a Maryland corporation
                                        its sole member

                                        By: /s/ Paul H. McDowell
                                            --------------------------------
                                        Name: Paul H. McDowell
                                        Title: Chief Executive Officer